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                                                                     EXHIBIT 5.1



                               February 3, 1997


Harman International Industries,
 Incorporated
1101 Pennsylvania Avenue, N.W.
Suite 1010
Washington, D.C. 20004

Ladies and Gentlemen:

     We have acted as counsel to Harman International Industries, Incorporated, a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a Registration Statement on Form S-3, (the "Registration Statement"), under the Securities Act of 1933, as amended, with respect to the registration of 96,117 shares of the Company's Common Stock, par value $.01 per share, (the "Shares") to be offered and sold by certain selling stockholders. The Shares are issuable to such selling stockholders upon the exercise of stock options pursuant to option agreements between the Company and the selling stockholders (the "Option Agreements").

     We have examined such documents, records and matters of law as we have deemed necessary for the purposes of this opinion, and based thereupon we are of the opinion that:

     The Shares have been duly authorized and, when issued and sold to the selling stockholders pursuant to the Option Agreements against payment of the consideration therefor as set forth in the Option Agreements, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Registration Statement under the caption "Legal Matters."

                              Very truly yours,

                              /s/ Jones, Day, Reavis & Pogue

                              Jones, Day, Reavis & Pogue
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